Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS SECOND QUARTER
AND SIX MONTHS 2006 RESULTS

JULY 27, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the second quarter and six months ended June 30, 2006.

Revenues for the second quarter of 2006 were $113.6 million, compared to $93.1 million in the same quarter of 2005.  The Company’s net income was $12.7 million in the second quarter of 2006, compared to net income of $5.4 million in the same quarter of 2005.  Diluted net income per share was $0.59 in the second quarter of 2006 compared to diluted net income per share of $0.36 in the second quarter of 2005.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $37.3 million in the second quarter of 2006, compared to $31.2 million in the second quarter of 2005.  Available Cash for the second quarter of 2006 was $25.8 million.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Our second quarter 2006 results significantly exceeded our expectations,” commented Chairman and Chief Executive Officer William P. Brick.  “These results were due to a combination of favorable weather conditions in most of our markets and our ongoing operating initiatives.”

Revenues in the first six months of 2006 were $158.4 million, compared to $132.4 million in 2005.  The Company’s net income was $4.5 million in the first six months of 2006, compared to a net loss of  $4.8 million in the first six months of 2005.  Diluted net income per share was $0.21 in the first six months of 2006, compared to a net loss per diluted share of $0.35 in the same period of 2005.  Adjusted EBITDA was $37.8 million in the first six months of 2006, compared to $30.3 million in the first six months of 2005.

The Company completed five acquisitions during the second quarter of 2006, bringing the year-to-date total to seven.  These seven acquisitions had an aggregate acquisition cost of approximately $10.1 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $5.9 million and $1.8 million, respectively.  “We are pleased that our acquisition pipeline has continued to present us with attractive opportunities that enhance our market position, as well as cash flows,” commented Mr. Brick.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after July 27, 2006.  The projections for 2006 include the effects of the acquisitions completed through the date of this press release.

Based on the results of the first six months and acquisitions completed to date, Management now expects revenues in 2006 to range between $335 million and $345 million and net income to range from $18.1 million to $22.2 million.  Diluted net income per share is expected to be in the range of $0.83 to $1.02.  Adjusted EBITDA for 2006 is expected to be in the range of $90 million to $95 million.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $57.4 million to $65.8 million in 2006, with Available Cash per diluted share ranging from $2.65 to $3.03.  Capital expenditures for the full year 2006 are expected to range between $16 million and $18 million and dispositions to total $2 million to $3 million, for net capital expenditures of $13 million to $16 million.

CONFERENCE CALL

The Company has scheduled a conference call for today, Thursday, July 27, 2006 at 10:00 a.m. Eastern Time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation code 2592141 or the Reddy Ice conference call.  A telephonic replay will be available through August 3, 2006 and may be accessed by calling (800) 642-1687 and using the above confirmation code.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Revenues	$113,576	$93,123	$158,384	$132,367
Cost of sales (excluding depreciation)	64,144	53,099	98,557	84,778
Depreciation expense related to cost of sales	4,947	4,734	9,661	9,475
Gross profit	44,485	35,290	50,166	38,114
Operating expenses	14,098	9,300	25,187	18,134
Depreciation and amortization expense	1,471	1,452	2,899	2,867
Loss on dispositions of assets	11	38	115	187
Impairment of assets	370	5,725	370	5,725
Income from operations	28,535	18,775	21,595	11,201
Interest expense	7,378	9,829	14,332	19,137
Income (loss) before income taxes	21,157	8,946	7,263	(7,936)
Income tax benefit (expense)	(8,444)	(3,551)	(2,789)	3,151
Net income (loss)	$12,713	$5,395	$4,474	$(4,785)

Basic net income (loss) per share:
Net income (loss)	$0.60	$0.39	$0.21	$(0.35)
Weighted average common shares outstanding	21,360	13,934	21,316	13,832

Diluted net income (loss) per share:
Net income (loss)	$0.59	$0.36	$0.21	$(0.35)
Weighted average common shares outstanding	21,663	14,840	21,642	13,832

Cash dividends declared per share	$0.40	$—	$0.7825	$—

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
OTHER SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands)
Packaged ice revenues	$107,409	$87,669	$147,122	$121,813
Other ice revenues	2,439	1,918	4,464	3,763
Total ice revenues	109,848	89,587	151,586	125,576
Non-ice revenues	3,728	3,536	6,798	6,791
Total revenues	$113,576	$93,123	$158,384	$132,367

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	June 30,	December 31,
	2006	2005
	(in thousands)
Cash and cash equivalents	$12,637	$33,997
All other current assets	67,801	38,559
Total assets	622,407	603,764

Accounts payable and accrued expenses	$39,199	$31,112
Dividends payable	8,655	8,296
Total current and non-current debt (including revolving credit facility)	367,840	352,960
Total stockholders’ equity	175,837	183,183
Total liabilities and stockholders’ equity	622,407	603,764

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)
Net income (loss)	$12,713	$5,395	$4,474	$(4,785)
Depreciation expense related to costs of sales	4,947	4,734	9,661	9,475
Depreciation and amortization expense	1,471	1,452	2,899	2,867
Interest expense	7,378	9,829	14,332	19,137
Income tax expense (benefit)	8,444	3,551	2,789	(3,151)
EBITDA	34,953	24,961	34,155	23,543
Other non-cash charges:
Stock-based compensation expense	1,303	285	2,548	569
Loss on disposition of assets	11	38	115	187
Impairment of assets	370	5,725	370	5,725
Monitoring fees (a)	—	160	—	320
Transaction expenses (b)	649	—	649	—
Adjusted EBITDA	$37,286	$31,169	$37,837	$30,344

(a)          Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

(b)         Represents costs incurred in connection with the Company’s secondary stock offering in May 2006.  These costs were paid by Reddy Holdings from the excess cash remaining from the initial public offering of its common stock in August 2005.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)
Adjusted EBITDA	$37,286	$31,169	$37,837	$30,344
Acquisition adjustments (a)	293	747	311	700
Elimination of lease expense (b)	—	100	—	199
Pro forma adjusted EBITDA	$37,579	$32,016	$38,148	$31,243

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before June 30, 2006.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the second quarter of 2006 is calculated as follows (in thousands):

Adjusted EBITDA	$37,286
Less:
Cash paid for interest expense	4,033
Capital expenditures, net of proceeds from dispositions	7,425
Principal repayments of indebtedness	17
Available Cash	$25,811

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
RECONCILIATION OF PROJECTED NET INCOME TO
PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH
(Unaudited)

	Projected
	Year Ending
	December 31,
	2006	2006
	Lower Range	Upper Range
	(in millions)
Net income	$18.1	$22.2
Depreciation expense related to cost of sales	19.8	19.2
Depreciation and amortization expense	6.4	6.0
Interest expense	28.9	28.5
Income tax expense	11.3	13.8
EBITDA	84.5	89.7
Other non-cash charges:
Stock-based compensation expense	4.9	4.7
Transaction expenses	0.6	0.6
Adjusted EBITDA	90.0	95.0
Cash paid for interest expense	(15.4)	(15.1)
Cash paid for income taxes	(1.0)	(0.9)
Capital expenditures, net of proceeds from dispositions	(16.0)	(13.0)
Principal payments on debt	(0.2)	(0.2)
Available Cash	$57.4	$65.8